Exhibit 3(h)

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 NCT GROUP, INC.
                      (formerly Noise Cancellation Technologies, Inc.)

NCT GROUP, INC., a Delaware corporation (the "Corporation") hereby certifies as follows:

      FIRST: That the Board of Directors of the Corporation, at a meeting of such Board held on April 13, 1999, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation, and declaring that such proposed amendment be submitted for consideration by the stockholders of the Corporation entitled to vote in respect thereof. The resolution setting forth the proposed amendment is as follows:

            RESOLVED,   that  paragraph  (a)  of  Article  IV  of  the  Restated
      Certificate of Incorporation of the Corporation, be amended to read as follows:

            (a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 335,000,000 which shall consist of 325,000,000 shares, $0.01 par value, designated as Common Stock and 10,000,000 shares, $.10 par value, designated as Preferred Stock.

     SECOND: Paragraph (a) of Article IV of the Restated Certificate of Incorporation, relating to the capitalization of the Corporation, is hereby deleted and amended to read in its entirety as follows:

            (a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 335,000,000 which shall consist of 325,000,000 shares, $.01 par value, designated as Common Stock and 10,000,000 shares, $.10 par value, designated as Preferred Stock.

      THIRD: The amendment effected herein has been approved by the holders of at least a majority of all the outstanding shares of the Corporation entitled to vote thereon at the Annual Meeting of Stockholders of the Corporation held on June 24, 1999.

      FOURTH: The amendment effected herein was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, NCT Group, Inc. has caused this Certificate of Amendment to be signed by Michael J. Parrella, its President, and attested to by Irene Lebovics, its Secretary, this 22nd day of July, 1999.


ATTEST:                                   NCT Group, Inc.

By:   /s/ IRENE LEBOVICS                  By:   /s/ MICHAEL J. PARRELLA
      ------------------                        -----------------------
      Irene Lebovics, Secretary                 Michael J. Parrella, President